UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 30, 2008

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

MONARCH CASINO REPORTS ATLANTIS EXPANSION EXPECTED TO OPEN BY MID-JULY

Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced that its Atlantis expansion is expected to be open to the public by mid-July 2008.

The Company previously announced that the $50 million expansion would open in June of 2008, except for the expanded and upgraded spa facilities which will open in the third quarter of 2008. Certain construction items are in the final stages before the Company may seek a temporary certificate of occupancy for the expansion.

The Company's previously announced $12.5 million Atlantis Convention Center Skybridge project, which will provide guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center in an enclosed, climate controlled environment, is on track to be completed late in the fourth quarter of 2008.

This filing contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) completion of construction , (ii) issuance of a certificate of occupancy and other required certificates, and (iii) ongoing expansion plans of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company is included in the Company''s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts: Ron Rowan, CFO at (775) 825-4700 or RRowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.
(Registrant)

Date July 1, 2008
/s/ Ronald Rowan
Ronald Rowan
Chief Financial Officer